Exhibit 99.1
Press Release

Clean Harbors Appoints Alison Quirk and
Shelley Stewart Jr. to Board of Directors
Company Adds Accomplished Executives with Deep Experience in Strategy and Operational Efficiency at State Street and DuPont; Expands Board to 12 Members
Norwell, Mass. – September 6, 2022 – Clean Harbors, Inc. (“Clean Harbors”) (NYSE: CLH), the leading provider of environmental and industrial services throughout North America, today announced the appointment of Alison Quirk and Shelley Stewart Jr. to its board of directors, effective immediately.
Ms. Quirk is former Executive Vice President, Chief Human Resources and Citizenship Officer at State Street Corporation. Mr. Stewart leads consulting firm Bottom Line Advisory LLC as Managing Partner and is former Chief Procurement Officer at DuPont and at Tyco International.
“We are thrilled to attract such strong corporate governance leaders to our board,” said Alan S. McKim, Chairman, President and Chief Executive Officer. “Alison brings valuable board-level experience advising on corporate strategy, mergers and acquisitions, and company growth objectives. Her background as a senior HR executive fully aligns with our initiatives around recruiting, retention, diversity and inclusion, and employee engagement. Shelley brings significant expertise in areas such as logistics, supply chain management, and operational improvement. His strategic insights, combined with his chemical industry background, will be a significant asset to Clean Harbors as we continue to execute our growth strategy.”
The appointments expand the Clean Harbors board to 12 members, 11 of whom are independent. Ms. Quirk and Mr. Stewart were appointed as Class I directors whose term will expire at Clean Harbors’ 2023 annual meeting of shareholders. She will serve on the Compensation Committee. He will serve on the Environmental, Health and Safety Committee.
About Ms. Quirk
Ms. Quirk retired from State Street in 2017 where she worked for 15 years, the last seven as a member of the company’s senior-most strategy and policy making group. As Chief Human Resources and Citizenship Officer, she was responsible for all aspects of human resources and corporate citizenship, leading a global team of more than 500 people. Prior to State Street, Ms. Quirk spent two decades in HR and business planning roles at FleetBoston Financial, Liberty Financial Companies and Boston Financial Data Services, Inc.
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

Ms. Quirk is a member of the Compliance Committee of Wynn Resorts, responsible for ensuring compliance with federal, state, local and gaming laws. She is an advisor for King Boston, a not-for-profit organization focused on equity and economic justice. She previously served on the Legg Mason Board of Directors as a member of the Finance Committee and the Nominating and Governance Committee, as well as Chairperson of the Compensation Committee. She also served on a special committee of the board that oversaw the sale of Legg Mason. She holds a bachelor’s degree in Communications from the University of New Hampshire.
About Mr. Stewart
Mr. Stewart retired in 2018 after six years as Chief Procurement Officer at DuPont where he led procurement, global sourcing and logistics, as well as real estate and facility services. Prior to joining DuPont in 2012, he spent nearly a decade at Tyco International where he was Senior Vice President of Operational Excellence and Chief Procurement Officer and oversaw multiple lean six sigma initiatives. Previously, he held senior executive supply chain positions at Raytheon and Invensys PLC. He also spent 19 years at United Technologies Corporation where he held numerous positions around global sourcing.
Mr. Stewart currently serves on the boards of Otis Worldwide and Kontoor Brands, where he sits on their nominating and governance, and audit committees. He also serves on the Board of Trustees of Howard University and the Board of Governors for the University of New Haven. He previously spent several years serving on the board of directors for the Institute for Supply Management. He holds a bachelor’s degree and master’s degree in Criminal Justice from Northeastern University and received his MBA from the University of New Haven.
About Clean Harbors
Clean Harbors (NYSE: CLH) is North America’s leading provider of environmental and industrial services. The Company serves a diverse customer base, including a majority of Fortune 500 companies. Its customer base spans a number of industries, including chemical, energy and manufacturing, as well as numerous government agencies. These customers rely on Clean Harbors to deliver a broad range of services such as end-to-end hazardous waste management, emergency spill response, industrial cleaning and maintenance, and recycling services. Through its Safety-Kleen subsidiary, Clean Harbors also is North America’s largest re-refiner and recycler of used oil and a leading provider of parts washers and environmental services to commercial, industrial and automotive customers. Founded in 1980 and based in Massachusetts, Clean Harbors operates in the United States, Canada, Mexico, Puerto Rico and India. For more information, visit www.cleanharbors.com.
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com

Safe Harbor Statement
Any statements contained herein that are not historical facts are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are generally identifiable by use of the words “believes,” “expects,” “intends,” “anticipates,” “plans to,” “seeks,” “should,” “estimates,” “projects,” “may,” “likely,” or similar expressions. Such statements may include, but are not limited to, statements about future financial and operating results, and other statements that are not historical facts. Such statements are based upon the beliefs and expectations of Clean Harbors’ management as of this date only and are subject to certain risks and uncertainties that could cause actual results to differ materially, including, without limitation, those items identified as “Risk Factors” in Clean Harbors’ most recently filed Form 10-K and Form 10-Q. Forward-looking statements are neither historical facts nor assurances of future performance. Therefore, readers are cautioned not to place undue reliance on these forward-looking statements. Clean Harbors undertakes no obligation to revise or publicly release the results of any revision to these forward-looking statements other than through its filings with the Securities and Exchange Commission, which may be viewed in the “Investors” section of Clean Harbors’ website at www.cleanharbors.com.
Contacts:

Michael L. Battles	Jim Buckley
EVP and Chief Financial Officer	SVP Investor Relations
Clean Harbors, Inc.	Clean Harbors, Inc.
781.792.5100	781.792.5100
InvestorRelations@cleanharbors.com	Buckley.James@cleanharbors.com
Clean Harbors • 42 Longwater Drive • PO Box 9149 • Norwell, Massachusetts 02061-9149 • 800.282.0058 • www.cleanharbors.com